EXHIBIT 23.1

To The Board of Directors
China Energy Savings Technology, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm
China Energy Savings Technology, Inc. and Subsidiaries
Audited Financial Statements
September 30, 2005 and 2004

We consent to the incorporation in the Annual Report of China Energy Savings Technology, Inc. on Form 10-K of our report dated December 14, 2005 on our audits of the consolidated financial statements of China Energy Savings Technology, Inc. and Subsidiaries as of September 30, 2005 and 2004 and for the year ended September 30, 2005 and for the nine months ended September 30, 2004 which our reports is incorporated in the Form 10-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
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Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
December 20, 2005